NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES 2013 SECOND QUARTER RESULTS

NEW YORK, NEW YORK (July 11, 2013) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today reported a 2013 second quarter operating profit of $965,000 on total revenue of $15,243,000, as compared to a 2012 second quarter operating loss of ($55,000) on total revenue of $12,734,000. Griffin reported a loss from continuing operations and a net loss of ($112,000) and a basic and diluted loss from continuing operations per share and a basic and diluted net loss per share of ($0.02) for the 2013 second quarter.  In the 2012 second quarter, Griffin incurred a loss from continuing operations and a net loss of ($412,000) and had a basic and diluted loss from continuing operations per share and a basic and diluted net loss per share of ($0.08).

For the 2013 six month period, Griffin reported an operating loss of ($4,000) on total revenue of $20,953,000 as compared to an operating loss of ($1,330,000) on total revenue of $17,347,000 for the 2012 six month period.  Griffin reported income from continuing operations and net income of $1,198,000 and basic and diluted income from continuing operations per share and basic and diluted net income per share of $0.23 for the 2013 six month period.  Griffin incurred a loss from continuing operations of ($1,537,000) and had a basic and diluted loss from continuing operations per share of ($0.30) in the 2012 six month period.  Griffin’s net income for the 2012 six month period, which includes the operating results and a gain on sale of Griffin’s discontinued operation, was $110,000 and Griffin had basic and diluted net income per share of $0.02 for the 2012 six month period.  Griffin’s discontinued operation reflects a fully-leased 308,000 square foot warehouse building in Manchester, Connecticut (the “Manchester Warehouse”) that was sold in the 2012 first quarter (see below).

The increase in operating results in both the 2013 second quarter and 2013 six month period versus the comparable 2012 periods reflects improved operating results at Griffin Land, Griffin’s real estate business, and Imperial Nurseries, Inc. (“Imperial”), Griffin’s subsidiary in the landscape nursery business, partially offset by higher general corporate expense.  The increase in operating profit at Griffin Land principally reflects gain on property sales recognized in the 2013 second quarter and 2013 six month period.  There were no property sales in Griffin Land’s operating results in the 2012 six month period.  The revenue and gain on property sales in the 2013 second quarter and 2013 six month period principally reflects the recognition of previously deferred revenue and gain from the sale of 93 acres of undeveloped land to Dollar Tree Distribution, Inc. (the “Dollar Tree Sale”), which closed in the 2012 third quarter.  As Griffin Land was required to construct a sewer line to service the property sold, the Dollar Tree Sale was accounted for under the percentage of completion method, whereby the revenue and gain on sale are recorded as costs are incurred.  Griffin Land received cash proceeds of $7,000,000, before transaction costs, at the time the Dollar Tree Sale closed.  Griffin Land’s 2013 second quarter results include previously deferred revenue and gain from the Dollar Tree Sale of $1,413,000 and $1,191,000, respectively, and an additional $177,000 of revenue and gain as a result of entering into an amended agreement related to the Dollar Tree Sale.  Griffin Land’s 2013 six month period results include previously deferred revenue and gain from the Dollar Tree Sale of $2,297,000 and $1,932,000, respectively, and the additional $177,000 of revenue and gain from the amended agreement related to the Dollar Tree Sale.  Revenue from Griffin Land’s leasing operations was higher in the 2013 second quarter and 2013 six month period versus the comparable 2012 periods due to more space being leased in the current year.  Profit from Griffin Land’s leasing operations was lower in the 2013 second quarter as compared to the 2012 second quarter due principally to higher expenses, including depreciation expense on a new Lehigh Valley industrial building (see below).  For the 2013 six month period, profit from leasing operations was lower than the 2012 six month period due principally to higher building operating expenses in the current year.  The higher expenses principally reflect higher snow removal costs in the 2013 six month period as the 2012 six month period benefited from mild winter weather with little snowfall.

The improved operating results at Imperial in the 2013 second quarter and 2013 six month period versus the comparable 2012 periods reflect an increase in net sales and other revenue principally due to higher unit sales volume.  The increase in general corporate expense in the 2013 second quarter and 2013 six month period versus the comparable 2012 periods principally reflects higher expenses of Griffin’s non-qualified deferred compensation plan.

Griffin’s loss from continuing operations and net loss for the 2013 second quarter were slightly lower than the loss from continuing operations and net loss in the 2012 second quarter due to the higher operating results discussed above, substantially offset by a loss on debt extinguishment in the 2013 second quarter and higher interest expense in the 2013 second quarter as compared to the 2012 second quarter.  The loss on debt extinguishment reflects the loan modification agreement entered into between Griffin Land and First Niagara Bank (“First Niagara”), which effectively reduced the interest rate on Griffin Land’s mortgage loan with First Niagara from 5.25% to 3.91% for the remainder of the loan, which is due in January 2020.   This transaction was required to be accounted for as a debt extinguishment, and as a result, Griffin Land wrote off deferred costs of $216,000 related to the First Niagara mortgage loan and a fee of $70,000 paid to First Niagara in the 2013 second quarter for the loan modification.  The higher interest expense in the 2013 second quarter as compared to the 2012 second quarter reflects the effect of approximately $200,000 of interest being capitalized in the 2012 second quarter related to Griffin Land’s 228,000 square foot industrial building in the Lehigh Valley that was under construction during that period.  The Lehigh Valley industrial building was completed at the end of the 2012 third quarter and a five-year full building lease for that facility was recently signed.  Revenue from that new lease is expected to start in the 2013 third quarter after tenant improvement work is completed.

Griffin’s results from continuing operations in the 2013 six month period were higher than the results from continuing operations in the 2012 six month period due to the higher operating results discussed above and the 2013 six month period including approximately $3,900,000 of gain from the sale of investments.  The gain from the sale of investments in the 2013 six month period reflects a gain on the sale of Griffin’s investment in Shemin Nurseries Holding Corp. (“SNHC”) of approximately $3,400,000 and a gain on the sale of a portion of Griffin’s common stock in Centaur Media plc (“Centaur Media”) of approximately $500,000.  The sale of Griffin’s investment in SNHC generated cash proceeds of approximately $3,400,000 that, because of the very low cost basis of Griffin’s investment in SNHC, was essentially the same as the gain.   In the 2013 six month period, Griffin also sold 1,324,688 shares of its common stock of Centaur Media for cash proceeds of approximately $1,200,000.  After its sales of Centaur Media common stock, Griffin continues to own 3,952,462 shares of common stock in Centaur Media.  There were no gains on the sale of investments in the 2012 six month period,  however, Griffin did have investment income of approximately $500,000 principally from a cash distribution from SNHC in the 2012 six month period.

In the 2012 six month period, Griffin reported income from its discontinued operation, net of tax, of $1,647,000 and basic and diluted income from discontinued operation per share of $0.32.  Griffin’s discontinued operation reflects the gain on the sale of the Manchester Warehouse on January 31, 2012 to the tenant in that facility and the operating results of that facility through the time it was sold.  The sale of the Manchester Warehouse generated net cash proceeds, after expenses, of approximately $15,500,000, and resulted in a pretax gain of approximately $2,900,000 during the 2012 six month period.

Griffin operates its real estate business, Griffin Land, and Imperial, its landscape nursery business. Griffin also has an investment in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange.

Forward-Looking Statements:
This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including the statements regarding the expected timing of revenue from the lease of Griffin Land’s recently completed Lehigh Valley industrial building. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved.  The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business”, “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended December 1, 2012. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Griffin Land & Nurseries, Inc.
Consolidated Condensed Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Second Quarter Ended,				Six Months Ended,
	June 1, 2013		June 2, 2012		June 1, 2013		June 2, 2012
Revenue:
Rental revenue and property sales	$6,271	(1)	$4,476	(1)	$11,779	(1)	$8,889	(1)
Landscape nursery net sales and other revenue	8,972		8,258		9,174		8,458
Total revenue	15,243		12,734		20,953		17,347

Operating profit (loss):
Real estate business	2,145	(1)	912	(1)	3,211	(1)	1,640	(1)
Landscape nursery business	214		36		(409)		(607)
General corporate expense	(1,394)		(1,003)		(2,806)		(2,363)
Total operating profit (loss)	965		(55)		(4)		(1,330)

Gain on sale of investment in Shemin Nurseries Holding Corp.	-		-		3,397		-
Gain on sale of common stock in Centaur Media	-		-		504		-
Interest expense	(965)	(2)	(830)	(2)	(1,943)	(2)	(1,705)	(2)
Loss on debt extinguishment	(286)	(3)	-		(286)	(3)	-
Investment income	51		82		51		469
Income (loss) before taxes	(235)		(803)		1,719		(2,566)
Income tax (provision) benefit	123		391		(521)		1,029

Income (loss) from continuing operations	(112)		(412)		1,198		(1,537)

Discontinued operation, net of tax: (4)
Income from operations, net of tax	-		-		-		117
Gain on sale of warehouse, net of tax	-		-		-		1,530
Total discontinued operation, net of tax	-		-		-		1,647

Net income (loss)	$(112)		$(412)		$1,198		$110

Basic net income (loss) per common share:
Income (loss) from continuing operations	$(0.02)		$(0.08)		$0.23		$(0.30)
Income from discontinued operation (4)	-		-		-		0.32
Basic net income (loss) per common share	$(0.02)		$(0.08)		$0.23		$0.02

Diluted net income (loss) per common share:
Income (loss) from continuing operations	$(0.02)		$(0.08)		$0.23		$(0.30)
Income from discontinued operation (4)	-		-		-		0.32
Diluted net income (loss) per common share	$(0.02)		$(0.08)		$0.23		$0.02

Weighted average common shares outstanding
for computation of basic per share results	5,142		5,137		5,141		5,136

Weighted average common shares outstanding
for computation of diluted per share results	5,142		5,137		5,147		5,136

(1) Revenue and operating profit at Griffin Land were as follows:
	Second Quarter Ended,				Six Months Ended,
	June 1, 2013		June 2, 2012		June 1, 2013		June 2, 2012

Revenue from leasing operations	$4,681		$4,476		$9,305		$8,889
Revenue from property sales	1,590		-		2,474		-
Total revenue at Griffin Land	$6,271		$4,476		$11,779		$8,889

Operating profit from leasing operations	$777		$912		$1,102		$1,640
Operating profit from property sales	1,368		-		2,109		-
Total operating profit at Griffin Land	$2,145		$912		$3,211		$1,640

Operating profit from leasing operations includes depreciation and amortization expense, principally related to real estate properties, of approximately $1.5 million and approximately $1.4 million in the 2013 and 2012 second quarters, respectively, and approximately $3.1 million and approximately $2.8 million in the 2013 and 2012 six month periods, respectively.

(2) Interest expense is primarily for mortgages on Griffin Land's rental properties.

(3) Reflects the writeoff of deferred costs related to Griffin Land's mortgage loan with First Niagara Bank ("First Niagara") and a fee paid to First Niagara in connection with a modification of the mortgage loan with First Niagara that reduced the interest rate under a mortgage with First Niagara from 5.25% to 3.91% for the remaining term of the loan, which matures in January 2020.

(4) The discontinued operation reflects the results, net of tax, of Griffin Land's 308,000 square foot warehouse in Manchester, Connecticut that was sold to the tenant in that facility on January 31, 2012.